Exhibit 99.2

Kristina: Live from NASDAQ’s MarketSite. I’m your host, Kristina Ayanian, and joining me today is Chairman and CEO of the Alpha Healthcare SPACs, Rajiv Shukla. Rajiv, thank you so much for joining us.

Rajiv: Thanks for having me. Kristina.

Kristina: Let’s talk about your background. You have over 25 years, an extensive period of time in M&A. Talk a little about your investment strategy and how you got started in this space.

Rajiv: Well, I got my start at Pfizer, the mothership of Pharma. At the time of my leaving, I was running global M&A for their R&D division. So, I really cut my teeth on acquisitions there. And then, further learned the trade at Morgan Stanley and Citibank where I did hedge fund and private equity investing. There’s really no one investment style. You have to tailor your approach to the market. So, for instance, in the current market environment, investors are not very keen on companies that don’t have profitability or at least a near term path to profitability. And the reason for that is simple—equity capital is scarce, debt is expensive. So, companies that don’t need either debt or equity are better placed. However, before this, when market conditions were much more healthy, investors would favor companies that are potentially very high risk, high reward kind of plays. But I’d say the current market environment favors companies that have a near term path to profitability.

Kristina: Have you always focused on healthcare?

Rajiv: I’ve always been a healthcare man. I had a brief stint outside of healthcare running a defense company but that was really a chance for me to test my corporate finance skills, uh, and restructuring skills. But healthcare through and through.

Kristina: Talk to me about your pending acquisition. How does that fit in and align with your overall strategy and mission?

Rajiv: So, one of the most exciting things in medicine is regenerative medicine. And the theme of regeneration is being applied across all aspects of medicine. Even cancer medicine, for example, has gone from chemotherapy, which is using extremely toxic chemicals to using immunotherapy, which is using your own body’s immune system to help you. The same thing is now happening in other sectors, which are much more complex sectors like orthopedics, bone healing, or soft tissue healing, the skin and, and other soft organs. And that’s the space that the company we are acquiring is in. It’s called Carmell Therapeutics. Carmell is a name derived from Carnegie Mellon; that’s where the technology comes from. And what Carmell can do is it can create an allogeneic version of platelet rich plasma. PRP has been around for a long time. It’s something that has a lot of clinical data. It’s been shown to work very successfully in all kinds of healing. The problem is all PRP currently in the market is autologous. Autologous, meaning the blood is drawn from the patient and then the platelets are put back into the same patient. What we are able to do is we are able to make a universal allogeneic version of PRP - the product is still in clinical trials, so it still remains to be seen whether it will make it to market…we believe it will, based on the phase two data we’ve seen, but just to caution viewers that it is still very much in clinical trials. Now, what does allogeneic PRP do versus autologous PRP? It’s like handwriting the Bible versus printing it on the Gutenberg press. So, the, the possibility of doing something at mass scale versus handmade is enormous, and that’s what Carmelll has.

Kristina: At the same time, are you offering personalized solutions at the mass scale?

Rajiv: Actually, that’s a very good question. We are personalizing the formulation design. So, we can make PRP in the form of sheets which can be applied as a protective barrier on the skin if one has burns, for example. It can be applied as a screw. We can formulate the PRP as a screw that goes into your bone (because as you know, sometimes you have these terrible fractures and you need to put in steel screws)…you can put in one of our screws instead, which will heal the bone and then dissolve instead of leaving a steel implant there.

Kristina: That’s incredible. So, your solutions, your universal and personalized solutions are offering permanent solutions for your patients?

Rajiv: The idea behind regenerative medicine is that the body takes over and that you do not need to use a crutch forever. So that’s the idea behind it.

Kristina: That’s incredible. What are you most excited for with this acquisition?

Rajiv: You always back the jockeys in every investment opportunity. This is no exception. This is a great Company. It’s run by an exceptional team of former J&J leaders. The J&J team is excellent. They’ve got tremendous backgrounds. The team is run by Randy Hubbell, who is a very experienced commercial leader in the MedTech space. So, I’m most excited about the team and the therapeutic indications that this Company is going after. We have phase two data, meaning we’ve tested this in humans and found efficacy. What we’ve seen is that in the case of tibia fracture (tibia is the bone between your knee and the ankle)…if one breaks that bone, that’s a load bearing bone that you put all your weight on. We’ve seen that by using our product, we saw faster healing of the bone and much lower infections because these are terrible fractures. You get awful infections along with the break. So, we’ve seen that. So that’s a very exciting product, but there’s another product that we’re going after. You know, there is an investment theme to bet on – “Vice and Vanity”. We are going to be betting on vanity with this Company—where we are looking to cure or treat, at least. alopecia (baldness). You’ve just seen this recent announcement by Pfizer for alopecia areata, which is an autoimmune disorder impacting very young people. But for male pattern baldness (folks who get baldness at an older age), or even women who get it because of hormonal changes, there really is not a whole lot one can do besides minoxidil. We’ve done clinical work in humans. These are not with our product, but with PRP - where we’ve seen tremendous results up to 40% increase in hair follicles and an increase in the thickness of the hair as well. So, we are very excited about the idea of bringing hair back.

Kristina: That would be great.

Rajiv: Broadly we will focus this Company on orthopedics (where our strategy will be to develop products and then out license them or partner them with large MedTech companies) and in the aesthetics space, we will build ourselves into a leader. In fact, we’ve announced a non-binding LOI this morning with another company, which will help us extend into the aesthetic space much more quickly and effectively.

Kristina: talk to us about that acquisition. What is that second company and how is that going to help the business?

Rajiv: Before I talk about the second company, I want to be very clear that the deal is at a LOI stage. And as with all deals, unless the deal is signed, sealed and delivered, one should never bet on them. The reason we announced that transaction is because we believe we have tremendous alignment with the owners of the company. They want what we want. The first thing that’s interesting about this company is that it’s in the same space that Carmell is in. It’s a regen medicine company. And, it has very effective products. This company is a commercial stage company. In the last 12 months, they’ve done $50 million plus of revenue and $5 million or so of EBITDA. They should do a lot better than that this year in both revenue and EBITDA based on how they’re doing thus far. So, it’s a high growth company. It’s in a synergistic space as Carmell, and it has certain products that they have also tested in alopecia and in aesthetics. We are very excited about that. Our strategy will be (it depends on finding the right deals and the right market conditions) to go out and acquire commercial stage businesses in aesthetics and rapidly build up a company in that space. There isn’t a whole lot of competition in this space, unlike Pharma or MedTech where you have very large established players. In aesthetics, maybe you have 3-4 companies at best and a lot of those companies have now been acquired by conglomerates, where the conglomerate is much more focused on pharma than aesthetics. So, we feel that there’s an opportunity here, if you favor chess parlance, to attack the undefended square. So, going after therapeutics is of course a very high risk, high reward play so we’ll just use a business development strategy on that front.

Kristina: You are definitely transforming lives in that sense. And it’s a new space, so it’s exciting to see everything that you’re developing and will continue to develop as well. You’re staying on as Chairman of the new entity? Is this strategic?

Rajiv: Yes. Usually SPAC sponsors are deal makers. My background is in private equity…I’ve been, on 14 boards, I’ve done 45 investments…I don’t tend to stay on with all of these assets. You tend to stay on the Board. But in this Company given the chemistry with the Team and the opportunity set, I’m staying on as Executive Chairman. I’m going to drive a very heavy business development and M&A agenda. I’m going to try and use my investor relationships to help the Company grow. Our goal goals are quite ambitious. We don’t want to guide the Street, but we have very ambitious goals set for ourselves. All of us, myself included, are locked up for 12 months after the deal is closed - the Carmell Insiders and us. So, no matter what the stock price is, we will not be able to sell, nor do we want to sell. In fact, I haven’t sold a single share of my previous transaction which was done over two years ago, given how bullish I am on the Company. So yeah, I intend to stay on and back this Company.

Kristina: You’re definitely unlocking new possibilities in healthcare, that’s for sure. Well, what’s next?

Rajiv: I think for now, I intend to focus on building Carmell into an aesthetics leader worldwide. I might do some transactions outside of Carmell. But, really my goal is to focus on building Carmell into something spectacular.

Kristina: Thank you so much for sharing your story and joining us.We look forward to welcoming you back to celebrate.

Rajiv: I’ll be back.